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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE


SYSTEMSOFT(R) ANNOUNCES PRELIMINARY Q1 RESULTS

           NATICK, Mass., -- May 7, 1998 -- Based on a preliminary review of its results for the fiscal Q1 ended April 30, 1998, SystemSoft Corp. (NASDAQ: SYSF) today announced that it expects revenue of approximately $4.0 million when it reports final results later this month. SystemSoft expects to report a net loss for fiscal Q1 of $5.0-million to $5.9-million before taxes.

           SystemSoft also said that it is reducing its total company headcount to 185 full-time positions, compared to 239 full-time employees as of January 31, 1998.

           SystemSoft attributed the anticipated revenue results to a softening market for its PC Card technologies, continued caution in the Asia market, and the rebuilding of its U.S. sales force during the quarter. PC Card revenue is expected to be approximately $1.1 million in fiscal Q1, compared to $4.9 million in the same quarter a year ago.

           "While the financial results were not what we would have liked, we have made significant progress in building bridges to the corporate market via Sykes and Computer Associates and in rebuilding our sales force," said Robert F. Angelo, Chairman and Chief Executive Officer.

            "We are also closely managing expenses and operations to improve efficiency and to cost-effectively approach new markets," said Deborah M. Besemer, President and Chief Operating Officer. "The rebuilding process will take time and we remain focused on executing our plan to return to profitability."

ABOUT SYSTEMSOFT

           SystemSoft is a leading worldwide provider of enabling software and support technologies for the PC industry. Founded in 1990, the company reported annual revenue of $42.6 million in its 1998 fiscal year. SystemSoft licenses its products primarily to Original Equipment Manufacturers (OEMs), including PC manufacturers and independent software and hardware vendors. Its customers include Acer, Apple Computer, Compaq, Computer Associates, Dell, Gateway 2000, Hewlett-Packard, Hitachi, IBM, Intel, Packard Bell NEC, Sykes Enterprises, Inc., and Toshiba. For more information, visit SystemSoft at www.systemsoft.com.

                                      # # #

Any statements that are not historical facts contained in this release, including but not limited to those relating to management's estimates of revenue or net income per share for the quarter ended April 30, 1998, and concerning management's goals and objectives, are forward looking statements. Those statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated, including but not limited to, those relating to product demand, pricing, market acceptance, competitive products, risks in product and technology development, and other risks identified in the Company's Securities and Exchange Commission filings.

For more information, contact:

John Ambrose
SystemSoft Corporation
508/651-0088